Exhibit 99.1

Net Optics, Inc. And Subsidiaries

________

Report On Audit Of

Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

Net Optics, Inc. And Subsidiaries

Contents

 Page(s)

Independent Auditors’ Report

To the Board of Directors and Stockholders

of Net Optics, Inc.

Santa Clara, California

We have audited the accompanying consolidated financial statements of Net Optics, Inc. (a corporation) and its subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2012 and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Net Optics, Inc. and Subsidiaries as of December 31, 2012, and the results of their operations and their cash flows for the year ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

/s/ Burr Pilger Mayer, Inc.

San Jose, CA

October 29, 2013, except for certain information in Note 16 as to which the date is June 20, 2014

ACCOUNTANTS & CONSULTANTS

NET OPTICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

as of September 30, 2013 (unaudited) and December 31, 2012

(In thousands)

____________

	September 30,
	2013	December 31,
	(Unaudited)	2012
ASSETS
Current Assets:
Cash and cash equivalents	$3,365	$5,606
Certificates of deposit	125	120
Accounts receivable, less allowance for doubtful accounts of approximately
$246 as of September 30, 2013 and at December 31, 2012	11,155	8,806
Inventory, less reserves of approximately $1,029 as of September 30,
2013 and $1,104 at December 31, 2012	5,550	4,429
Prepaid expenses and other assets	979	524
Income taxes refundable	171	127
Total current assets	21,345	19,612

Equipment, furniture, property and leasehold improvements, net	2,686	2,228

Other Assets:
Intangible assets, net	1,447	2,447
Goodwill	1,053	1,053
Deposits	87	76
Restricted cash	93	93
Total other assets	5,366	5,897
	$26,711	$25,509

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Line of credit	$7,610	$5,610
Accounts payable, trade	3,152	2,200
Accrued expenses	4,369	3,404
Current portion of deferred revenue	4,582	3,568
Current maturities of long-term debt	18	19
Current maturities of long-term debt, related party	1,182	1,767
Total current liabilities	20,913	16,568

Deferred revenue, less current portion	751	422
Long-term debt, less current maturities	219	263
Long-term debt, related party, less current maturities	-	720
Contingent payment liability, less current portion	-	490
Total liabilities	21,883	18,463

Commitments and contingencies (Note 9 and 14)

Stockholders' Equity:
Common stock, no par value; 10 million shares authorized; 1.1 million shares
issued and outstanding as of September 30, 2013 and December 31, 2012	1,485	1,176
Retained earnings	3,066	5,870
Accumulated other comprehensive income	277	-
Total stockholders' equity	4,828	7,046
	$26,711	$25,509

The accompanying notes are an integral part of these consolidated financial statements.

NET OPTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

for the nine months ended September 30, 2013 and 2012 (unaudited) and the year ended December 31, 2012

(In thousands)

____________

	Nine Months Ended September 30,
	2013	2012	Year Ended
	(Unaudited)	(Unaudited)	December 31, 2012

Revenue, net	$41,026	$34,916	$49,287
Cost of revenue	13,798	12,759	18,475
Gross margin	27,228	22,157	30,812

General and administrative	9,861	8,470	11,439
Sales and marketing	9,503	7,356	9,840
Research and development	8,248	6,868	9,788
	27,612	22,694	31,067
Income (loss) from operations	(384)	(537)	(255)

Other Income (Expense):
Interest expense	(347)	(414)	(553)
Loss on disposal of equipment and furniture	-	(9)	(9)
Other income (expenses), net	(231)	87	200
	(578)	(336)	(362)
(Loss) before income tax expense (benefit)	(962)	(873)	(617)
Income tax expense (benefit)	6	5	(118)
Net (loss)	$(968)	$(878)	$(499)

The accompanying notes are an integral part of these consolidated financial statements.

NET OPTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

for the nine months ended September 30, 2013 and 2012 (unaudited) and the year ended December 31, 2012

(In thousands)

____________

	Nine Months Ended September 30,
	2013	2012	Year Ended
	(Unaudited)	(Unaudited)	December 31, 2012

Net (loss)	$(968)	$(878)	$(499)
Other comprehensive income, net of taxes:
Foreign currency translation adjustments	277	-	-
Comprehensive (loss)	$(691)	$(878)	$(499)

The accompanying notes are an integral part of these consolidated financial statements.

NET OPTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

for the nine months ended September 30, 2013 (unaudited) and for the year ended December 31, 2012

(In thousands)

____________

				Accumulated
				Other	Total
		Common	Retained	Comprehensive	Stockholders'
	Shares	Stock	Earnings	Income	Equity

Balance at December 31, 2011 (restated; see Note 2)	1,120	$877	$8,739	$-	$9,616
Net (loss)	-	-	(499)	-	(499)
Distributions	-	-	(2,370)	-	(2,370)
Stock-based compensation	-	335	-	-	335
Stock repurchase	(1)	(36)	-	-	(36)
Balance at December 31, 2012	1,119	1,176	5,870	-	7,046

Net (loss) (unaudited)	-	-	(968)	-	(968)
Distributions (unaudited)	-	-	(1,836)	-	(1,836)
Stock-based compensation (unaudited)	-	339	-	-	339
Currency translation adjustments (unaudited)	-	-	-	277	277
Stock repurchase (unaudited)	(1)	(30)	-	-	(30)
Balance at September 30, 2013 (unaudited)	1,118	$1,485	$3,066	$277	$4,828

The accompanying notes are an integral part of these consolidated financial statements.

NET OPTICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

for nine months ended September 30, 2013 and 2012 (unaudited) and the year ended December 31, 2012

(In thousands)

____________

	Nine Months Ended September 30,
	2013	2012	Year Ended
	(Unaudited)	(Unaudited)	December 31, 2012
Cash Flows from Operating Activities:
Net (loss)	$(968)	$(878)	$(499)
Adjustments to reconcile net (loss) to net cash
provided by operating activities:
Depreciation and amortization	1,569	1,404	1,904
Stock-based compensation	339	257	335
Reserve for obsolete inventory	-	234	284
Allowance for doubtful accounts	-	20	20
Contingent payment liability	-	-	(150)
Change in operating assets and liabilities:
Accounts receivable	(2,349)	507	(568)
Inventory	(1,121)	(177)	42
Prepaid expenses	(457)	(86)	53
Income taxes refundable	(42)	(111)	(128)
Deposits	(12)	(37)	(37)
Accounts payable, trade	952	(576)	(416)
Accrued expenses	475	482	1,319
Deferred revenue	1,343	852	1,417
Net cash provided by operating activities	(271)	1,891	3,576

Cash Flows from Investing Activities:
Purchase of equipment and leasehold improvements	(1,027)	(567)	(1,119)
Investment in certificates of deposit, net	(5)	(95)	(120)
Increase in restricted cash	-	(93)	(93)
Net cash (used in) investing activities	(1,032)	(755)	(1,332)

Cash Flows from Financing Activities:
Net proceeds from borrowings, line of credit	2,000	1,996	5,610
Repayments on borrowings, long-term debt	(1,350)	(1,781)	(3,260)
Repayments from borrowings, stockholder	-	(350)	(350)
Stock repurchase	(30)	(36)	(36)
Distributions	(1,835)	(1,740)	(2,370)
Net cash (used in) financing activities	(1,215)	(1,911)	(406)

Effect of exchange rate variances on cash	277	(6)	-

Net (decrease)/increase in cash	(2,241)	(781)	1,838
		-	-
Cash and cash equivalents, beginning of year	5,606	3,768	3,768
Cash and cash equivalents, end of year	$3,365	$2,987	$5,606

The following cash payments were made during the nine months ended September 30, 2013 and 2012 (unaudited) and the year ended December 31, 2012:

	Nine Months Ended September 30,		Year Ended
	2013	2012	December 31, 2012
	(Unaudited)	(Unaudited)
Interest	$347	$414	$553
Income taxes	$9	$34	$-

Schedule of non-cash investing activities:

Purchase of equipment and leasehold improvements	$(1,027)	$(687)	$(1,239)
Accounts receivable offset	-	120	120
	$(1,027)	$(567)	$(1,119)

The accompanying notes are an integral part of these consolidated financial statements.

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

1.            Business Description and Summary of Significant Accounting Policies

Business

Net Optics, Inc. and its wholly-owned subsidiaries (the “Company”), Net Mango, Inc. and Net Optics Exports, Inc., were incorporated in 1997, 2005 and 2009, respectively, as global fiber optics components manufacturers and suppliers located in Northern California. The Company offers a full range of custom fiber optics products and services globally.

In 2011, three wholly-owned subsidiaries, Net Optics Australia Pty Ltd (holding company), Net Optics Hong Kong Ltd (holding company) and Net Optics Beijing Ltd were incorporated and Net Optics Australia Pty Ltd acquired Net Optics APAC Pty Ltd (formerly nMetrics Pty Ltd) and Net Optics Singapore Pte. Ltd (formerly Triplelayer Networks Pte Ltd).

During the year ending December 31, 2012, one wholly-owned subsidiary, Net Optics IL LLC Israel was incorporated.

The accrual basis of accounting policies adopted by the Company is consistent with accounting principles generally accepted in the United States of America (U.S. GAAP). The significant policies are as follows:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments in marketable securities with an original maturity of 90 days or less to be cash equivalents. The Company holds no investments with maturities greater than one year. The fair market value of cash and cash equivalents is substantially equal to their carrying value as of September 30, 2013 and December 31, 2012.

Concentration of Credit Risk

The Company maintains its cash and cash equivalents in commercial checking and money market accounts. Periodically throughout the year, cash is maintained in excess of insured (FDIC) amounts of $250,000. Additionally, the Company extends credit to its customers domestically and internationally.

The Company had sales to one customer for the nine months ended September 30, 2013 and 2012 that represented approximately $6.0 million and $4.2 million or 14% and 12% of total sales, respectively and accounted for approximately $3.0 million and $1.2 million of accounts receivable at September 30, 2013 and 2012, respectively. During the fiscal year ended December 31, 2012, the same customer accounted for approximately $6.5 million or 14.7% of total sales and accounted for approximately $2.0 million of accounts receivable.

 Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

1.            Business Description and Summary of Significant Accounting Policies, continued

Concentration of Credit Risk, continued

During the nine months ended September 30, 2013 and 2012 one vendor accounted for purchases aggregating 13% and 18% of the Company’s total purchases, respectively. During the fiscal year ended December 31, 2012, the same vendor accounted for purchases aggregating 17% of the Company’s total purchases. The Company had total accounts payable to this vendor of approximately $502,000, $488,000, and $313,000 as of September 30, 2013 and 2012 and December 31, 2012, respectively.

Advertising

Advertising costs are expensed as incurred. Advertising expense totaled approximately $188,000, $146,000, and $189,000 for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012, respectively.

Research and Development

Research and development expenses include salaries and supplies and are charged to operations as incurred. These costs totaled $8.2 million, $6.8 million and $9.8 million for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012, respectively.

Revenue Recognition

The Company generates revenue from sales of applications and network visibility solutions to resellers and direct customers as well as maintenance and support contracts. Most of the Company’s products are hardware appliances containing software components that function together to deliver the essential functionality of the solution. The Company also sells standalone software solutions with accompanying support and maintenance contracts. The Company typically delivers products and services in a single transaction. The deliverables consist of application and network visibility solutions, maintenance and support. The Company’s typical arrangement includes the sale of one or multiple products that include first year maintenance and support as well as a standard warranty. Other arrangements consist of the sale of products bundled with additional maintenance and support or a renewal of maintenance and support contracts. Under maintenance and support contracts, services are provided as needed by customers over the fixed arrangement term. The Company does not grant its customers a general right of return or any refund terms. Revenue is reported net of rebates, discounts, and any other sales incentives. The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the seller’s price is fixed or determinable, and collectability is reasonably assured.

Service revenue is recognized ratably over the contractual support period, which is typically one year and can be up to five years.

In 2009, the Financial Accounting Standard Board (FASB) amended the accounting guidance for arrangements with multiple deliverables. The new accounting guidance requires an entity to establish separate units of accounting in multiple element arrangements, and the allocation of revenue to each deliverable is based on relative selling price. The guidance established a hierarchy of evidence to determine the standalone selling price of a deliverable based on vendor-specific objective evidence (VSOE), third-party evidence (TPE) of the selling price, or best estimate of selling price (BESP).

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

1.            Business Description and Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

Effective January 1, 2011, the Company adopted, on a prospective basis, the new accounting guidance for arrangements that include software elements and arrangements with multiple deliverables.

When the Company enters in to arrangements to provide more than one product or service (multiple deliverables), these arrangements are evaluated to determine if the multiple elements consist of more than one unit of accounting and can be separated accordingly. Based on separation criteria under the guidance, deliverables in multiple element arrangements can be segregated into separate units of accounting if they have value to the customer on a standalone basis. If deliverables can be separated into individual units of accounting, then the arrangement consideration is allocated among deliverables based on their relative selling price. Revenue from each deliverable is recognized when all requirements are met for that specific deliverable. If deliverables cannot be separated into separate units of accounting, then the arrangement will be accounted for as a single unit of accounting and revenue will be recognized when all requirements are met for all deliverables within the arrangement. For deliverables with no established VSOE other than sales of standalone software, the Company established BESP to determine the standalone selling price for such deliverables.

The Company determines BESP for each product or service by considering multiple factors including an analysis of recent standalone sales of that product, market conditions, competitive landscape, internal costs, gross margin objectives and pricing practices. The Company has established a hierarchy to determine BESP. First, the Company considers recent standalone sales of each product. If the quantity of standalone sales is not substantive for a particular product or service, the Company calculates BESP as based on a combination of standalone and bundled sales of that product or service. The Company calculates a separate BESP for distributors, resellers, and other customers who receive significant incremental discounts compared to other customers.

For software sales, the Company recognizes revenue in accordance with the software revenue recognition guidelines. Revenue recognized from software arrangements is allocated to each element of the arrangement based on the fair values of the elements, such as software products, maintenance, or consulting services. Fair values are based upon vendor specific objective evidence. VSOE of fair value for elements of an arrangement is based upon the normal pricing and discounting practices for those products and services when sold separately. For software license updates and product maintenance services VSOE is additionally measured by the renewal rate offered to the customer.

The Company defers revenue for any undelivered elements, and recognizes revenue when the product is delivered or over the period in which the service is performed, in accordance with the Company’s revenue recognition policy for such element. If the Company cannot objectively determine VSOE of fair value of any undelivered element included in bundled software and service arrangements, it defers revenue until all elements are delivered and services have been performed, or until VSOE of fair value can objectively be determined for any remaining undelivered elements. When VSOE of fair value of a delivered element has not been established, the Company uses the residual method to record revenue if the VSOE fair value of all undelivered elements is determinable. Under the residual method, the VSOE of fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is allocated to the delivered elements and is recognized as revenue.

 Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

1.            Business Description and Summary of Significant Accounting Policies, continued

Revenue Recognition, continued

The Company’s products sold are generally covered by a twelve month manufacturer’s warranty for defects in workmanship and components. Warranty estimates and costs have historically been insignificant.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the amount management expects to collect from outstanding balances after discounts and bad debts, taking into account creditworthiness of customers and history of collection. Management provides for probable uncollectible amounts through a charge to earnings and an increase to an allowance for doubtful accounts based on its assessment of the current status of individual accounts. Balances still outstanding after management has used reasonable collection efforts are written off through a charge to the allowance for doubtful accounts and a reduction of accounts receivable.

Inventory

Inventory is valued at the lower of cost (determined on a weighted average-cost basis) or market value, and has been reduced by an allowance for excess and obsolete inventory. Components of inventory cost include materials, direct labor and overhead that have not been charged to specific product.

The components of inventory at September 30, 2013 and December 31, 2012 are as follows (in thousands):

	September 30, 2013
	(Unaudited)	December 31, 2012

Raw materials	$2,979	$2,865
Finished goods	3,600	2,668
	6,579	5,533
Less reserve	(1,029)	(1,104)
	$5,550	$4,429

The fiber optics industry, in which the Company operates, is characterized by rapid technological advancement and change. Should demand for the Company’s products prove to be significantly less than anticipated, the ultimate realizable value of such products could be substantially less than the amount shown in the consolidated balance sheets.

Equipment, Furniture, Property and Leasehold Improvements, Net

Equipment, furniture, property and leasehold improvements are reflected at cost and are depreciated over estimated useful lives, which range from three to seven years. All repair and maintenance costs are expensed as incurred. Depreciation is calculated on the straight-line method for financial statement purposes and on an accelerated method for income tax purposes.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

1.            Business Description and Summary of Significant Accounting Policies, continued

Intangible Assets, Net

Intangible assets resulting from acquisitions of entities are estimated by management based on the fair value of assets received. Identifiable intangible assets are comprised of technology and trade name. Identifiable intangible assets are being amortized using the straight-line method over the estimated useful lives of three years.

Goodwill

Goodwill is recorded as the difference, if any, between the aggregate consideration paid for an acquisition and the fair value of the net tangible and intangible assets acquired and liabilities assumed. The Company tests goodwill for impairment annually and whenever events or circumstances indicate that impairment may have occurred. Such circumstances could include, but are not limited to (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. Goodwill is required to be tested at least annually using a two-step process that begins with identifying potential impairment. Potential impairment is identified if the fair value of the reporting unit to which goodwill applies is less than the recognized or book value of the related reporting entity, including such goodwill. Where the book value of a reporting entity, including related goodwill, is greater than the reporting entity’s fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. During the nine months ended September 30, 2013 and 2012 and the year ended December 31, 2012, the Company did not identify any potential impairment related to its goodwill.

In September 2011, FASB provided updated guidance on the periodic testing of goodwill for impairment. This guidance allows companies to assess qualitative factors to determine if it is more-likely-than-not that goodwill might be impaired and whether it is necessary to perform the two-step goodwill impairment test required under current accounting standards. These qualitative factors include macroeconomic conditions (such as limitations on accessing capital, developments in equity and credit markets, etc.), industry and market conditions (such as increased competitive environment, change in regulatory environment, change in market for a product, etc.), cost factors (such as increase in cost of labor and materials), overall financial performance, litigation, changes in key personnel, and sustained decrease in share price. For the nine months ended September 30, 2013 and 2012 and the year ended December 31, 2013, the Company has assessed the qualitative factors as defined in the guidance and determined that goodwill was not impaired; as it was more-likely-than-not that the fair value was greater than the carrying amount.

Operating Leases

Leases which do not meet the criteria for capitalization are considered operating leases and related rentals are charged to expense as incurred.

Fair Value Measurement

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability in the principal or most advantageous market for the assets or liabilities in an orderly transaction between market participants on the measurement date. Subsequent changes in fair value of these financial assets and liabilities are recognized in earnings or other comprehensive income when they occur.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

1.            Business Description and Summary of Significant Accounting Policies, continued

Fair Value Measurement, continued

The Company follows a fair value hierarchy, of which the first two are considered observable and the last unobservable, that is intended to increase the consistency and comparability in fair value measurements and related disclosures. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Observable inputs reflect assumptions market participants would use in pricing an asset or liability based on market data obtained from independent sources while unobservable inputs reflect a reporting entity’s pricing based upon their own market assumptions.

The fair value hierarchy consists of the following three levels:

●	Level 1: instrument valuations are obtained from real-time quotes for transactions in active exchange markets involving identical assets or liabilities.
●	Level 2: instrument valuations are obtained from readily-available pricing sources for comparable instruments.
●	Level 3: instruments valuations are obtained without observable market value and require a high level of judgment to determine the fair value.

Taxes Collected from Customers and Remitted to Government Agencies

The Company records taxes collected from customers and remitted to government agencies on a net basis. When sales tax, value added tax, or other taxes are billed, such amounts are recorded as accounts receivable with a corresponding increase to sales tax payable. The balances are then removed from the balance sheet when remitted to the tax authority.

Income Taxes

Income taxes are provided for tax effects of transactions reported in the consolidated financial statements and consist of taxes currently due plus deferred taxes. Deferred taxes are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable assets (use of different depreciation methods and lives for financial statement and income tax purposes), the differences in method of accounting for capitalized growing costs, and the timing of deductions of certain expense reserves and allowances. The deferred tax liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

With the exception of the foreign entities, the taxable income or loss of the entities will ultimately be included in the federal and state income tax returns of the owners. Accordingly, with the exception of foreign taxes, no liability or provision for federal or state income taxes is included in the accompanying statements, except for a state "S" Corporation tax of 1.5% of taxable income, and the state taxes/fees associated with limited liability companies. Instead, the owners are liable individually for income taxes on their respective shares of the Companies' taxable income. The owners will require the Companies to make distributions for such income taxes in the future.

Foreign corporate entities are generally subject to taxes in the foreign jurisdictions where they are located.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

1.            Business Description and Summary of Significant Accounting Policies, continued

Accounting for Income Tax Uncertainty

The Company applies the provisions of Accounting for Uncertainty in Income Taxes. The accounting standard prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. It provides that a tax benefit or liability from an uncertain tax position may be recognized when it is more-likely-than-not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of the accounting standard and in subsequent periods. In addition, the accounting standard provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition

For the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012, the Company files income tax returns in the United States, various states and certain foreign jurisdictions. The tax years 2009 through 2012 remain open in most jurisdictions. The Company has no known unrecognized tax benefits that if recognized, would affect the effective tax rate for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012.

Foreign Currency

The functional currency of the Company’s foreign subsidiaries is the local currency (Net Optics APAC Pty Ltd and Net Optics Beijing Ltd) and U.S. dollars (Net Optics Singapore Pte. Ltd). In consolidation, assets and liabilities are translated at year-end currency exchange rates and revenue and expense items are translated at average currency exchange rates prevailing during the period. Gains and losses from foreign currency translation and foreign currency transaction gains and losses from intercompany transactions and balances for which settlement is not planned or anticipated in the foreseeable future are accumulated as a separate component of stockholders’ equity. Transaction gains and losses that arise from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred. Foreign currency translation gain and loss adjustments totaled $277,000 for the nine months ended September 30, 2013 and were immaterial for the nine months ended September 30, 2012 and for the year ended December 31, 2012.

Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Significant Estimates

The allowance for doubtful accounts, reserve for inventory, goodwill impairment, contingent liability, and deferred revenue are all estimates based on information available at the date of these financial statements. Although the Company believes its allowance and reserves are sufficient, it is unknown at the financial statement date as to the reasonableness of such reserves. It is the opinion of management that such reserves are sufficient at the financial statement date.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

2.        Correction of Prior Year Consolidated Financial Statements

The Company’s consolidated financial statements as of December 31, 2011, contained the following restatements: (1) overstatement of inventory by approximately $802,000, (2) overstatement of accounts receivable by approximately $221,000, (3) overstatement of cost of revenue by approximately $282,000, and (4) overstatement of revenue of approximately $154,000. Retained earnings as of January 1, 2012, have been restated by $895,000 to correct the aggregate effect of these restatements. The income tax effect of these restatements was immaterial as of December 31, 2011. Had the restatements not been made, net income for 2011 would have increased by $895,000.

The following table illustrates the correction the restatements as shown on the Company’s consolidated statements of stockholders’ equity (in thousands):

Retained earnings at December 31, 2011,	$9,634
as previously reported
Restatements	(895)

Retained earnings at December 31, 2011, as restated	8,739
Net (loss)	(499)
Distributions	(2,370)
Retained earnings at December 31, 2012	$5,870

3.        Equipment, Furniture, Property and Leasehold Improvements, Net

Equipment, furniture, property and leasehold improvements at September 30, 2013 and December 31, 2012 consist of the following (in thousands):

	September 30, 2013
	(Unaudited)	December 30, 2012
Machinery and equipment	$4,000	$3,139
Leasehold improvements	863	704
Building	361	405
Furniture and fixtures	292	241
	5,516	4,489
Less accumulated depreciation	(2,830)	(2,261)
	$2,686	$2,228

Depreciation expense for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012 was approximately $572,000, $398,000 and $575,000, respectively.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

4.         Intangible Assets, Net

The intangible assets at September 30, 2013 and December 31, 2012 are summarized as follows (in thousands):

	As of September 30, 2013 (unaudited)
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Amortizable intangible assets:
Technology and trademark	$4,000	$2,554	$1,446
Other	2	1	1
	$4,002	$2,555	$1,447

	As of December 31, 2012
	Gross		Net
	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount
Amortizable intangible assets:
Technology and trademark	$4,000	$1,554	$2,446
Other	2	1	1
	$4,002	$1,555	$2,447

Amortization expense was $1.0 million for the nine months ended September 30, 2013 and 2012 and $1.3 million for the year ended December 31, 2012.

The following represents the total estimated amortization of intangible assets for the next two years (in thousands):

Year Ending December 31,
2013	$1,333
2014	1,114
$2,447

5.         Line of Credit

In October 2012, the Company entered into a loan agreement with Bank of America for a $9.0 million facility commitment. The loan commitment increases to a borrowing limit of $15 million through October 2013. The Company has available a line of credit equal to the facility commitment less the deferred equity purchase price reserve of $900,000 at September 30, 2013 and December 31, 2012. Interest on the line of credit is based on an optional LIBOR rate adjusted periodically for a specific interest rate period (currently 2.81%). The agreement expires September 30, 2014 and is secured by all personal and real property owned (excluding intellectual property) by the Company. There were $7.6 million in outstanding borrowings at September 30, 2013 and $5.6 million of outstanding borrowings at December 31, 2012. Under the loan agreement, the Company is required to maintain certain debt covenants. At September 30, 2013 and December 31, 2012, the covenants were not met.

In addition to the primary line of credit facility, Bank of America provides for a Letter of Credit facility in an aggregate amount up to $2 million.

The Company had a $500,000 secured revolving line of credit with Bridge Bank, bearing interest at the bank’s prime rate with a minimum rate of 3.25%. The agreement expired in July 2012 and was not renewed.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

6.         Accrued Expenses

Accrued expenses at September 30, 2013 and December 31, 2012 consist of the following (in thousands):

	September 30, 2013
	(Unaudited)	December 31, 2012
Contingent payment liability	$900	$410
Vacation payable	921	732
Payroll payable	908	1,449
Other	680	503
Commissions and royalties	508	200
Legal and accounting	452	35
Profit Sharing contribution	-	75
	$4,369	$3,404

7.         Long-Term Debt

Long-term debt at September 30, 2013 and December 31, 2012 consists of the following (in thousands):

	September 30, 2013
	(Unaudited)	December 31, 2012
Long-term debt, Related Party Former Shareholders of
nMetrics and Triplelayer Networks

Note payable, resulting from acquisition of subsidiaries,
secured, payable in installments of $250,000 on March 15,
2012 and $500,000 quarterly thereafter (net of unamortized
discount of $263,000 at December 31, 2012 with an
effective rate of 12.5%), due June 2014	$1,182	$2,487
Less current portion	(1,182)	(1,767)
Total long-term related party	$-	$720

Long-term debt, Other:

Note payable, St. George Bank, secured by real property,
payable in interest only payments through May 2012, then
monthly installments of approximately $3,000 including
interest at 8.23%, due June 2022	$237	$282
Less current portion	(18)	(19)
Total long-term debt	$219	$263

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

7.         Long-Term Debt, continued

The aggregate maturities of long-term debt (at current interest rates) for the next five years and thereafter are as follows (in thousands):

Year Ending December 31,
2013	$2,041
2014	791
2015	41
2016	41
2017	41
Thereafter	210
3,165
Less amounts representing interest	(396)
$2,769

8.         Income Taxes

The Company uses the asset and liability method of accounting for deferred income taxes.

A summary of the components of income tax expense are as follows (in thousands):

	Nine Months Ended September 30,
	2013	2012	Year Ended
	(Unaudited)	(Unaudited)	December 31, 2012

Foreign:
Currently payable/(receivable)	$-	$-	$(123)
Deferred	-	-	-
	$-	$-	$(123)

United States:
Currently payable	$6	$5	$5
Deferred	-	-	-
	6	5	5
	$6	$5	$(118)

For the nine months ended September 30, 2013, 2012 and for the year ended December 31, 2012, the Company’s effective tax rate is different from the statutory tax rate in effect due to the utilization of tax credits and the establishment of a valuation allowance.

The Company had no significant deferred tax liabilities or assets for federal and state purposes. However, due to uncertainty of realizing the benefits of the deferred tax assets, the Company has provided a full valuation allowance against its net deferred tax assets for foreign purposes.

At September 30, 2013, the Company had net operating loss carryforwards of approximately $1.1 million for foreign purposes, available to reduce future taxable income, if any. These carryforwards do not expire.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

8.         Income Taxes, continued

At September 30, 2013, the Company had research and development credit carryforwards of approximately $115,000 for California income tax purposes. The research and development carryforwards do not expire for California purposes.

Any potential repatriation of certain undistributed earnings of foreign subsidiaries to the United States would be taxable to the owners of the respective entities. Due to the uncertainty of actual repatriation of these earnings, such repatriation is not anticipated.

9.         Leases

Facility Leases

In 2007, the Company entered into a facility lease agreement. The operating lease had a five year term that expired in January 2012. The Company entered into a holdover agreement that extended the lease term to July 2012. In February 2012, the lease was amended to extend the lease term to January 2017. The lease includes annual rent escalations.

Future minimum lease payments under this lease agreement at December 31, 2012 are as follows (in thousands):

Year Ending December 31,
2013	$603
2014	622
2015	641
2016	660
2017	55
$2,581

Rent expense, including triple net costs, for the nine months ended September 30, 2013 and 2012, and for the year ended December 31, 2012, was approximately $880,000, $790,000 and $1.1 million, respectively.

The Company leases its Palo Alto, CA facility under a non-cancellable operating lease agreement with EC Partners, LLC, a related party. The lease agreement expired in March 2008 and subsequently became a month-to-month lease with rental payments of $4,000 per month. The rent expense under this lease was approximately $36,000 for the nine months ended September 30, 2013 and 2012. The rent expense under this lease was approximately $48,000 for the year ended December 31, 2012.

During 2012, the Company entered into an operating lease agreement for a facility in Israel. The lease has a five year term and calls for monthly lease payments of approximately $15,000.

 Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

9.         Leases, continued

Facility Leases, continued

Future minimum lease payments under this lease agreement at December 31, 2012, are as follows (in thousands):

Year Ending December 31,
2013	$180
2014	180
2015	180
2016	180
2017	90
$810

10.      Purchase Obligations

The Company has purchase obligations with certain suppliers. In some cases, the products the Company purchases are unique and have provisions against cancellation of the order. At September 30, 2013 and December 31, 2012, the Company had approximately $951,000 and $1.9 million, respectively, of purchase obligations which were due within the following 12 months. This amount does not include contractual obligations recorded on the consolidated balance sheets.

11.      Profit Sharing Plan

The Company has a profit sharing plan covering all qualified employees. The amount of the discretionary employer contribution is determined annually by the Board of Directors up to the maximum allowed by law. Contributions of approximately $0, $130,000 and $181,000 were made to the Plan for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012, respectively.

12.      Stock Options

In 1998, the Company established a stock option plan (the Plan) under which the Board of Directors may grant common stock options to employees, directors and consultants. Options under the Plan may be either “Incentive Stock Options” (ISO) or “Nonqualified Stock Options” (NSO) as defined under Section 422 of the Internal Revenue Code. Options generally expire from two to five years from the date of the grant except in the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock outstanding. In this case, the term of the option is five years from the date of the grant.

On June 17, 2010, the Company established the 2010 Stock Option Plan (the Plan) under which the Board of Directors may grant common stock options to employees, directors and consultants. Options under the Plan may be either ISOs or NSOs as defined under section 422 of the Internal Revenue Code. A maximum of 100,000 shares of stock may be issued under the Plan. Options expire ten years from the date of the grant except in the case of an incentive stock option granted to an optionee who, at the time the option is granted, owns stock representing more than 10% of the voting power of all classes of stock outstanding. In this case, the term of the option is ten years from the date of the grant.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

12.      Stock Options, continued

The exercise price of an ISO and NSO shall not be less than 100% and 85% of the fair market value of the shares on the date the option is granted, respectively. The exercise price of any ISO granted to a person owning more than 10% of the total combined voting power of all classes of stock of Net Optics, Inc. shall not be less than 110% of the fair market value of the shares on the date the option is granted.

The Company is required to measure and recognize compensation expense in the consolidated financial statements for all share-based payment awards made to employees and directors including employee stock options based on estimated fair values. The Company values its share based awards on the date of the grant using the Black-Scholes model. The Company is required to measure compensation cost for all share based awards at fair value on date of the grant and recognize this compensation expense on a straight-line basis over the service period that the awards are expected to vest. The Company had stock-based compensation expense of approximately $339,000, $257,000, and $335,000 for the nine months ended September 30, 2013 and 2012 and for the year ended December 31, 2012, respectively.

The Company uses the Black-Scholes option pricing model to value its options. The expected term of the share option represents the number of years the stock options are expected to remain outstanding. The Company’s expected term of the share option was derived using the simplified method. Expected volatilities are based on the historical volatilities of public companies operating in the same or similar lines of businesses as the Company. The risk-free interest rate for periods within the contractual life of the award is based on the U.S. Treasury yield curve in effect at the time of grant.

The Company will recognize stock-based compensation expense based on awards ultimately expected to vest, adjusted for estimated forfeitures. The Company will adjust its estimate of forfeitures over the requisite service period based on the extent to which actual forfeitures differ or are expected to differ from such estimate. Changes in estimated forfeitures will be recognized through an adjustment in the period of change and will also impact the amount of compensation expense to be recognized in future periods.

The fair value of the Company’s stock options granted to employees for the nine months ended September 30, 2013 and for the year ended December 31, 2012, was estimated using the following weighted-average assumptions:

Expected term (years)	6.08
Volatility	58.8%
Risk-free interest rate	1.49%
Dividend yield	0%

There were 37,000 options granted during the nine months ended September 30, 2013. The weighted average fair value of stock options granted was $20.85 per share for the nine months ended September 30, 2013. The unrecognized deferred compensation expense, net of forfeitures, related to unvested options at September 30, 2013, was approximately $1.3 million. Unrecognized deferred compensation will be recognized over an estimated weighted average period of approximately 2.98 years.

There were 10,897 options granted during the year ended December 31, 2012. The weighted average fair value of stock options granted was $21.10 per share during 2012. The unrecognized deferred compensation expense, net of forfeitures, related to unvested options at December 31, 2012, was approximately $1.2 million. Unrecognized deferred compensation will be recognized over an estimated weighted average period of approximately 2.66 years.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

12.      Stock Options, continued

Stock option activity under the Plans for the nine months ended September 30, 2013 and for the year ended December 31, 2012, was as follows:

			Weighted
			Average
	Options	Weighted	Remaining
	Outstanding	Average	Contractual Life
	(thousands)	Exercise Price	(in years)

Balance at December 31, 2011	52	$31.97
Granted	11	37.80
Forfeited	-
Expired	-
Balance at December 31, 2012	63	$36.69	8.90

Options vested and exercisable
and expected to vest at
December 31, 2012	63	$36.69	8.90

Options vested and exercisable
at December 31, 2012	16	$35.38	8.67

Balance at December 31, 2012	63	$36.69
Granted (unaudited)	37	37.80
Forfeited (unaudited)	(3)	37.80
Expired (unaudited)	-
Balance at September 30, 2013 (unaudited)	97	$37.08	8.77

Options vested and exercisable
and expected to vest at
September 30, 2013 (unaudited)	97	$37.08	8.77

Options vested and exercisable
at September 30, 2013 (unaudited)	30	$35.63	8.05

 Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

12.       Stock Options, continued

Options Outstanding at			Options Outstanding and Exercisable
September 30, 2013 (unaudited)			for the nine months ending September 30, 2013 (unaudited)
		Weighted	Number of	Weighted
	Number of	Average	Options	Average
	Options	Remaining	Outstanding	Remaining
Exercise	Outstanding	Contractual life	and Exercisable	Contractual life
Price	(in thousands)	(in years)	( in thousands)	(in years)
$27.80	7	6.98	6	6.98
$37.80	90	8.91	24	8.35
	97		30

Options Outstanding at			Options Outstanding and Exercisable
December 31, 2012			at December 31, 2012
		Weighted	Number of	Weighted
	Number of	Average	Options	Average
	Options	Remaining	Outstanding	Remaining
Exercise	Outstanding	Contractual life	and Exercisable	Contractual life
Price	(in thousands)	(in years)	( in thousands)	(in years)
$27.80	7	7.72	4	7.72
$37.80	56	9.05	12	8.98
	63		16

13.       Fair Value Measurement

The following table summarizes the Company’s financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2013 and December 31, 2012:

	Assets and Liabilities at Fair Market Value
	as of September 30, 2013 (in thousands) (unaudited)
	Level 1	Level 2	Level 3	Total

Money market funds	$207	$-	$-	$207
				$-
Certificate of deposit	$-	$125	$-	$125

Contingent payment liability (Note 14)	$-	$-	$900	$900

	Assets and Liabilities at Fair Market Value
	as of December 31, 2012 (in thousands)
	Level 1	Level 2	Level 3	Total

Money market funds	$1,774	$-	$-	$1,774
				$-
Certificate of deposit	$-	$120	$-	$120

Contingent payment liability (Note 14)	$-	$-	$900	$900

 Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

13.      Fair Value Measurement, continued

The following is a reconciliation of the beginning and ending balances for liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) during the year ended December 31, 2012 (in thousands):

Contingent
Payment Liability
(see Note 14)

Beginning balance at January 1, 2012	$1,050
Included in earnings	(150)
Ending balance at December 31, 2012	$900

14.      Business Acquisition

On October 26, 2011, Net Optics Australia Pty Ltd acquired 100% of the outstanding common shares of nMetrics and Triplelayer Networks, Ptc. Ltd from the former majority shareholders (“the shareholders”). Consideration to be paid by the Company included approximately $4.4 million in cash and financing, and a contingent payment as discussed below.

The contingent payment arrangement requires the Company to pay the shareholder 6.67% of the Company’s gross revenue for the three year period immediately following the acquisition date, up to a maximum of $2.6 million (undiscounted). Annual payments are due on December 31st of each year. The fair value of the contingent payment liability was derived using Company estimates (Level 3 inputs) of a varying probability of achievement of gross revenue of $39 million during the three year period, discounted at a 5.25% rate. For the nine months ended September 30, 2013, there was no change in the fair value of the contingent consideration. For the year ended December 31, 2012, management’s calculation of the fair value of the contingent consideration was $150,000 adjusted from its acquisition date amount.

15.      Other Related Party Transactions

Most of the Company’s promotional giveaways are procured through The Promo Line aka Shirts Express, a sole proprietor business established by Eldad Matityahu, who is also the Founder and Chairman of the Company’s Board of Directors. The Company incurred approximately $163,000 and $62,000 for promotional giveaways through The Promo Line aka Shirts Express for the nine months ended September 30, 2013 and for the year ended December 31, 2012, respectively.

16.       Subsequent Events

The Company has evaluated all events occurring subsequent to December 31, 2012 through June 20, 2014, the date these financial statements were available to be issued, and did not identify any material recognizable subsequent events.

Continued

Net Optics, Inc. And Subsidiaries

Notes to Consolidated Financial Statements

for the nine months ended September 30, 2013 and 2012 (unaudited)

and for the year ended December 31, 2012

__________

16.      Subsequent Events, continued

On October 29, 2013, the Company signed a definitive Agreement and Plan of Merger (Merger Agreement) to be acquired by Ixia. Pursuant to the Merger Agreement, the Company became a wholly-owned subsidiary of Ixia, a California corporation and a publicly held company. The acquisition was closed on December 5, 2013 after the satisfaction of customary closing conditions.

As a condition of continuing to provide the credit agreement dated December 31, 2012 between Ixia (Guarantors) and Bank of America, N.A. (Lenders), the Lenders required the Company to enter into a Joinder Agreement dated December 5, 2013 pursuant to which the Company (a) will be deemed a party to and a Guarantor under the credit agreement and (b) have all of the obligations of a Guarantor thereunder as if it had executed the security and pledge agreement (granting the Lenders a first priority security interest in the Company’s personal property assets) and (c) agree to be bound by all the terms, provisions and conditions contained in the applicable loan documents.